EXHIBIT 5
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, WI 53202-4497
Phone:  (414) 277-5000
Fax:  (414) 271-3552
www.quarles.com

January 21, 2003

Apogent Technologies Inc.
30 Penhallow Street
Portsmouth, New Hampshire 03801

Re:    Apogent Technologies Inc. 2001 Equity Incentive Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Apogent Technologies Inc. (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to 7,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) and associated Preferred Stock Purchase Rights (the “Rights”) pursuant to the Company’s 2001 Equity Incentive Plan (the “Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Rights Agreement, dated as of December 11, 2000, between the Company and Fleet National Bank (now succeeded by EquiServe Trust Company, N.A.), as Rights Agent; (iv) the Plan; (v) the corporate proceedings relating to the adoption of the Plan; and (vi) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

2.
The Shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

3.	The Rights associated with the Shares, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP